Exhibit 10.5

Name: No. of Options: ________________

[subsidiary entity]

PHANTOM STOCK OPTION AGREEMENT

This PHANTOM STOCK OPTION AGREEMENT (this "Agreement") is made this ______ day of [__________], 20[_] (the "Award Date") between [subsidiary entity] (the "Company") and [__________] (the "Participant"). Capitalized terms used in this Agreement but not defined upon their first usage shall have the meanings ascribed to them in the Company's 2011 Phantom Stock Option Plan, as it may be amended from time to time (the "Plan").

    Grant of Option. The Company hereby grants to the Participant a Phantom Stock Option (the "Option") with respect to _____ shares of Fuel Systems Solutions, Inc.'s common stock, USD$0.001 par value (the "Shares") at an exercise price of USD$________ per share (the "Exercise Price") pursuant to the Plan, subject to the terms and conditions of the Plan and this Agreement. The Option shall expire on ______________________ (the "Expiration Date"), provided this Option shall be null and void if the Fuel Systems Solutions, Inc. 2011 Stock Option Plan is not approved by the requisite shareholder vote at the Company's 2012 annual meeting of shareholders.

    Type of Option. This Option is a Phantom Stock Option, denominated with an Exercise Price in US dollars at least equal to the Fair Market Value of a Share in US dollars as of the date of grant. Upon exercise of a Phantom Stock Option, the Participant will be entitled to payment by the Company of the positive difference in value between the Exercise Price on the date of grant in US dollars and the Fair Market Value of a share of Stock on the date of exercise in US dollars, converted to local currency at the conversion rate prevailing on the date of exercise.

    Incorporation by Reference of the Plan. The Plan, a copy of which is attached hereto, is hereby incorporated by reference into this Agreement. The Participant hereby acknowledges receipt of a copy of the Plan and represents and warrants to the Company that the Participant has read and understands the terms and conditions of the Plan. The execution of this Agreement by the Participant constitutes the Participant's acceptance of and agreement to the terms and conditions of the Plan and this Agreement.

    Vesting of Option. Unless the Committee provides for earlier vesting, the Option shall vest in accordance with the following schedule:

Percentage of Options	Scheduled Vesting Date

  Exercise. The Participant may exercise some or all of the Option by delivering to the Company a completed notice of exercise, in the form attached to this Agreement, provided that no portion of the Option may be exercised by the Participant prior to approval of the Fuel Systems Solutions, Inc. 2011 Stock Option Plan by the Company's shareholders.

  Amount Payable. Upon exercise, the Participant shall be entitled to receive from the Subsidiary employing such Participant an amount in local currency determined by multiplying (A) the excess of the Fair Market Value of a Share on the date of exercise of such Phantom Stock Option over the Fair Market Value of a Share on the date of the grant of the Phantom Stock Option (all measured in US dollars), by (B) the number of Shares as to which such Phantom Stock Option is being exercised, less any taxes required to be paid or withheld under applicable local laws.

  Form of Payment. Payment of the amount determined under Section 6 shall be made in local currency converted from US dollars at the conversion rate prevailing on the date of exercise and shall be paid by the Subsidiary employing such Participant to the Participant in such local currency.

  Effect of Termination of Employment. At such time as a Participant ceases to be an employee of the Company or any of its Subsidiaries for any reason, all outstanding, unexercised, Options granted to such Participant shall terminate.

  No Shareholder Rights. The Participant shall not have any rights as a shareholder of the Company with respect to any Shares which may be purchased by exercise of this Option unless and until the Option is duly and fully exercised.

  Limits on Transferability. The Option shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will or the laws of descent and distribution, or as otherwise permitted by the Committee.

  Tax Withholding Obligations. In order to satisfy any withholding or similar tax requirements relating to the Options, the Company has the right to deduct or withhold from any payroll or other payment to a Participant, or require the Participant to remit to the Company, an appropriate payment or other provision.

  Change in Control. Upon a Change in Control, all non-forfeited Options shall become fully exercisable and vested.

  Trading Black Out Policies. The Participant agrees to abide by the insider trading policies established from time to time by the Company and/or Fuel Systems Solutions, Inc., including the Fuel Systems Solutions, Inc. Securities Trading Policy available on the Fuel Systems Solutions, Inc. corporate website.

  No Employment Rights. Nothing in this Agreement will confer upon the Participant any right to continued employment with the Company or its subsidiaries or affiliates or affect the right of the Company to terminate the employment of the Participant at any time for any reason.

  Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws of the country in which the Participant is located.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date and year first above written.

[subsidiary entity]

By:________________________________

[Name]

PARTICIPANT:

______________________________________

NOTICE OF EXERCISE OF PHANTOM STOCK OPTION

Date: _____________________

[subsidiary entity]

[INSERT ADDRESS]

Attention: Secretary

Re: Fuel Systems Solutions, Inc. (the "Company") 2011 Phantom Stock Option Plan

I hereby exercise the option ("Option") granted pursuant to the attached Phantom Stock Option Agreement (the "Agreement") with respect to ____ shares of the Company's common stock (the "Shares") at the exercise price of $____ per share, for an aggregate exercise price of $_______.

As a condition to this Option exercise, I hereby agree that in order to satisfy any withholding or similar tax requirements relating to the Option, the Company has the right to deduct or withhold from any payroll or other payment, or require me to remit to the Company, an appropriate payment or other provision.

Please make a notation on the Agreement to evidence the exercise of the Option as set forth in this Notice and return the Agreement, if any Options remain thereunder, along with a certificate representing the Shares to me at the address below:

________________________________

Name:

________________________________

________________________________

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